TURBODYNE TECHNOLOGIES, INC.

6155 Carpinteria Avenue	TEL: 805-684-4511
Carpinteria, California 93013	FAX: 805-566-3499

February 3, 2004

OTC BB: TRBD
BERLIN: TUD

FOR IMMEDIATE DISSEMINATION

TURBODYNE ANNOUNCES RESUMPTION OF BUSINESS OF OPERATIONS

Carpinteria, California – February 3, 2004 – Turbodyne Technologies, Inc. (OTCBB:TRBD, Berlin: TUD) (the “Company”) announces that it has resumed business operations. The resumption of business operations follows the entering into of a settlement agreement with Honeywell International Inc. (“Honeywell”) wherein the Company received settlement proceeds and all rights to its Turbopac electrically driven compressor products and technology. The Company will not be obligated to make any royalty payments to Honeywell in respect of the Turbopac electrically driven compressor products and technology. In exchange, the Company has transferred to Honeywell all remaining rights of the Company to the Dynacharger electrically assisted products and technology. Honeywell will not be obligated to make any royalty payments to the Company with respect to the Dynacharger electrically assisted products and technology.

The Company plans to use the net proceeds of the settlement to fund its strategy for the resumption of its business operations as set forth in its Quarterly Report on Form 10-QSB for the nine months ended September 30, 2003. A portion of the proceeds will be used to pay certain creditors and lien holders and to repay short-term loans obtained by the Company to provide working capital, plus applicable bonuses. The Company plans to continue the development and commercialization of its Turbopac and TurboAir products. The Company will no longer pursue development of the Dynacharger.

TURBODYNE TECHNOLOGIES, INC.

Dan Black, President

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements include the inability of the Company to complete the following, of which there is no assurance:

(1)	obtain additional financing;
(2)	settle or defend outstanding lawsuits against the Company;
(3)	repay its creditors;
(4)	commercialize its TurboPac and TurboAir products.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.